Exhibit 99.1

For Immediate Release

CRM Holdings, Ltd. Announces First Quarter Results and
Announces that it is Seeking Strategic Alternatives

HAMILTON, Bermuda, May 6, 2010 – CRM Holdings, Ltd. ("CRM" or “the Company”) (Nasdaq: CRMH), a specialty provider of workers' compensation insurance products, announced results for the first quarter ended March 31, 2010.

For the first quarter of 2010, the Company incurred a net loss from continuing operations of $7.7 million, or $(0.46) per diluted share, compared to a net loss from continuing operations of $8.2 million, or $(0.49) per diluted share, for the same period in 2009. Effective January 1, 2010, the Company no longer reports multiple segments, which reflects the Company’s current business activities and organizational changes. Unless otherwise stated, all further results discussed in this release refer to continuing operations for 2010 and results on a comparable basis for 2009.

Total revenues in the first quarter of 2010 were $16.7 million, compared to $26.1 million in the same quarter of the prior year. This decline resulted from three factors. First, Majestic Insurance Company (Majestic) was not able to retain or compete for certain rating sensitive business based on the downgrade of its A.M. Best financial strength rating from A- to B++ in December 2009. Second, during the quarter Majestic sought to improve its overall price adequacy which caused some insureds to non-renew their policies. Third, Majestic’s quota share reinsurance treaty in place during the first quarter of 2010 entailed a cession rate approximately 15% higher than the treaty in place during the same period of 2009.  Investment income decreased to $2.4 million for the first quarter 2010 from $2.8 million in 2009 due to lower asset yields.

The Company’s loss ratio increased to 106% for the first quarter of 2010 from 81% for the first quarter 2009. The higher loss ratio resulted from a higher current accident year loss ratio and unfavorable loss reserve development on prior accident years of $1.5 million for the first quarter of 2010 compared to $1.2 million for the same period in 2009. The higher current accident year loss ratio was due to decreased net earned premiums, the impact of lower ceding commission income on unallocated loss adjustment expenses, and an increase in claims severity trends on primary insurance policies underwritten in California.

Policy acquisition costs decreased $0.9 million, or 23%, to $3.0 million for the first quarter of 2010, from $3.9 million for the first quarter of 2009. This decrease was primarily attributable to lower net earned premiums that resulted in reduced broker commissions and premiums taxes. Other underwriting expenses decreased $2.4 million, or 35%, to $4.4 million in the first quarter of 2010, from $6.9 million in the first quarter of 2009. The decrease reflected a $1.4 million reduction in bad debt expense and reductions totaling approximately $1.0 million in professional fees and other expenses. General and administrative expenses decreased $6.6 million, or 76%, to $2.1 million in the first quarter of 2010, from $8.7 in the first quarter of 2009. The decrease arose primarily from the recognition of $5.3 million of severance expense related to the Company’s former co-chief executive officers during the first quarter of 2009. The remainder of the decrease was due to various cost cutting measures, including a $0.4 million reduction in workforce, instituted during the first quarter of 2010.  The workforce reduction is expected to result in $2.6 million of overall annual cost savings.

Investment Portfolio

At March 31, 2010, the overall credit rating of the Company’s fixed income portfolio was AA+, and the following tables illustrate the Company’s investment portfolio distribution by sector and average credit rating.

Portfolio Distribution by Sector					Portfolio Distribution by Credit Rating
	3/31/2010		12/31/2009
		Average		Average
	% of	Credit	% of	Credit	Quality	3/31/2010	12/31/2009
	Portfolio	Rating	Portfolio	Rating
					AAA	48.4%	46.9%
Government	19.1%	AAA	21.1%	AAA	AA	24.2%	25.3%
Agency	5.6%	AAA	5.1%	AAA	A	25.7%	26.1%
Corporate	25.7%	A	30.0%	A	BBB	1.7%	1.4%
Mortgage backed securities	21.0%	AAA	17.4%	AAA	Below BBB	0.0%	0.3%
Asset backed securities	2.8%	AA+	3.4%	AA+		100.0%	100.0%
Municipal	25.8%	AA-	23.0%	AA
Total	100.0%	AA+	100.0%	AA+	Average credit rating	AA+	AA+

The effective portfolio duration was 3.8 years, and the average portfolio yield was 3.7%.

Strategic Alternatives

The Company has formed a Special Committee of the Board of Directors and has retained Macquarie Capital to explore strategic alternatives to strengthen its capital position. Alternatives could include, but may not be limited to, a sale, merger or other business combination involving the Company, a sale of shares or other recapitalization of the Company, a joint venture arrangement, the sale or spin off of Company assets, or the continued execution of the Company’s business plan. There can be no assurance that the exploration of strategic alternatives will result in any transaction, or that, if completed, any transaction will be on attractive terms.

Conference Call

The Company will host a conference call at 9:00 a.m. ET on Thursday, May 6, 2010, to discuss earnings for the first quarter ended March 31, 2010. To participate in the event by telephone, please dial 877-303-2905 five to 10 minutes prior to the start time (to allow time for registration) and reference passcode 71851628. International callers should dial 408-427-3868. The conference call will be broadcast live over the Internet and can be accessed by all interested parties at CRM’s Web site at http://www.CRMHoldingsLtd.bm/events.cfm. To listen to the call please go to this Web site at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live webcast, an audio replay of the conference call will be archived for 90 days on CRM’s Web site at http://www.CRMHoldingsLtd.bm/events.cfm. A digital replay of the call will also be available on Thursday, May 6, at approximately 11:00 a.m. ET through Wednesday, May 12 at midnight ET. Dial 800-642-1687 and enter the conference ID number 71851628. International callers should dial 706-645-9291 and enter the same conference ID number.

About CRM Holdings, Ltd.

CRM Holdings, Ltd. is a specialty provider of workers’ compensation insurance products. Through its subsidiaries, CRM Holdings offers workers’ compensation insurance coverage, reinsurance, and fee-based management services for self-insured entities. The Company seeks to provide quality products and services that fit the needs of its insureds and clients and is dedicated to developing and maintaining a mutually beneficial, long-term relationship with them. The Company’s workers’ compensation insurance coverage is offered to employers in California, New York, New Jersey, Arizona, Nevada, and other states. The Company's reinsurance is underwritten from Bermuda, and the fee-based management services are provided to self-insured entities in California. Further information can be found on the Company’s website at http://www.CRMHoldingsLtd.bm.

CRMH-E

Contact Information:

Mark Collinson
CCG Investor Relations
10960 Wilshire Blvd., Ste. 2050
Los Angeles, CA 90024
(310) 954-1343

Forward-Looking statements

This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). These statements are based on our current expectations and projections about future events and are identified by terminology such as “may,” “will,” “should,” “expect,” “scheduled,” “plan,” “seek,” “intend,” “anticipate,” “believe,” “estimate,” “aim,” “potential,” or “continue” or the negative of those terms or other comparable terminology.

All forward-looking statements involve risks and uncertainties. Although the Company believes that its plans, intentions and expectations are reasonable, the Company may not achieve such plans, intentions or expectations. There are or may be important factors that could cause actual results to differ materially from the forward-looking statements the Company makes in this document.  Such risks and uncertainties are discussed in the Company's Form 10-K for the year ended December 31, 2009 and in other documents filed by the Company with the Securities and Exchange Commission. The Company believes that these factors include, but are not limited to the following:

•	The cyclical nature of the insurance and reinsurance industry;
•	Premium rates;
•	Investment results;
•	Legislative and regulatory changes;
•	The estimation of loss reserves and loss reserve development;
•	Reinsurance may be unavailable on acceptable terms, and we may be unable to collect reinsurance;
•	The occurrence and effects of wars and acts of terrorism;
•	The effects of competition;
•	The possibility that the outcome of any litigation, arbitration or regulatory proceeding is unfavorable;
•	Failure to retain key personnel;
•	Economic downturns; and
•	Natural disasters.

These risks and others could cause actual results to differ materially from those expressed in any forward-looking statements made.  The Company undertakes no obligation to update publicly or revise any forward-looking statements made.

(Financial tables and contact information follow)

Table 1	CRM Holdings, Ltd.
Consolidated Balance Sheets

	Unaudited
	March	December
	31, 2010	31, 2009
	(Dollars in thousands)
Assets
Investments
Fixed-maturity securities, available-for-sale (amortized cost $295,101 and $275,480)	$298,144	$276,593
Short-term investments	4,953	4,893
Investment in unconsolidated subsidiary	1,083	1,083
Total investments	304,180	282,569
Cash and cash equivalents	20,301	44,087
Restricted cash and cash equivalents	4,022	5,922
Total cash and cash equivalents	24,323	50,009
Accrued interest receivable	2,589	2,542
Premiums receivable, net	5,398	6,246
Reinsurance recoverable and prepaid reinsurance	126,562	123,767
Accounts receivable, net	2,413	3,178
Deferred policy acquisition costs	811	758
Current income taxes, net	5,217	6,979
Other intangible assets	397	436
Prepaid expenses	2,362	3,675
Other assets	2,672	2,788
Total assets	$476,924	$482,947

Liabilities and shareholders' equity
Reserve for losses and loss adjustment expenses	$320,763	$317,497
Reinsurance payable	22,312	20,357
Unearned premiums	8,250	10,599
Long-term debt	44,083	44,083
Other liabilities	27,253	29,677
Total liabilities	422,661	422,213

Common shares
Authorized 50 billion shares; $0.01 par value per share;
16.5 million common shares issued and outstanding	165	165
0.4 million Class B shares issued and outstanding	4	4
Additional paid-in capital	71,209	71,057
Retained deficit	(19,093)	(11,215)
Accumulated other comprehensive income	1,978	723
Total shareholders' equity	54,263	60,734
Total liabilities and shareholders' equity	$476,924	$482,947

Table 2
CRM Holdings, Ltd.
Unaudited Consolidated Statements of Operations

	Three Months Ended March 31,
	2010	2009
	(Dollars in thousands, except per share amounts)

Written premiums
Gross premiums written	$28,660	$40,008
Ceded premiums written	(14,898)	(17,225)
Net premiums written	13,762	22,783

Revenues
Net premiums earned	$13,638	$21,142
Fee-based management services	270	1,674
Net investment income	2,438	2,778
Net realized gains	373	472
Total revenues	16,719	26,066

Expenses
Losses and loss adjustment expenses	14,458	17,085
Policy acquisition costs	3,022	3,906
Other underwriting expenses	4,448	6,865
General and administrative expenses	2,068	8,700
Interest expense	1,091	900
Total expenses	25,087	37,456

Loss from continuing operations before income taxes	(8,368)	(11,390)
Tax benefit from continuing operations	(665)	(3,204)
Loss from continuing operations	(7,703)	(8,186)

Loss from discontinued operations	(175)	(203)

Net Loss	$(7,878)	$(8,389)

Loss per share from continuing operations
Basic	$(0.46)	$(0.49)
Diluted	$(0.46)	$(0.49)
Loss per share from discontinued operations
Basic	$(0.01)	$(0.01)
Diluted	$(0.01)	$(0.01)
Net loss per share
Basic	$(0.47)	$(0.50)
Diluted	$(0.47)	$(0.50)
Weighted average shares outstanding
Basic	16,914	16,618
Diluted	16,914	16,618

Table 3
CRM Holdings, Ltd.
Unaudited Consolidated Statements of Cash Flow Three Months Ended March 31,

	2010	2009
	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(7,878)	$(8,389)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	179	209
Amortization of unearned compensation, restricted stock	156	627
Amortization of premiums and discounts on available-for-sale investments	430	360
Net realized gains on sale of available-for-sale investments	(373)	(472)
Write off of uncollectible premiums receivable	243	834
Deferred income taxes	(676)	(306)
Changes in:
Accrued interest receivable	(47)	215
Premiums receivable, net	605	4,813
Reinsurance recoverable and prepaid reinsurance	(2,795)	(11,973)
Accounts receivable, net	693	(243)
Deferred policy acquisition costs	(53)	(20)
Current income taxes, net	1,762	(2,993)
Prepaid expenses	1,302	(414)
Other assets	2	(89)
Reserve for losses and loss adjustment expenses	3,266	15,264
Reinsurance payable	1,955	(5,257)
Unearned premiums	(2,349)	(466)
Other liabilities	(3,431)	3,194
Net cash (used in) provided by operating activities	(7,009)	(5,106)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of available-for-sale investments	(43,931)	(52,728)
Proceeds from sales of available-for-sale investments	16,894	40,586
Proceeds from maturities of available-for-sale investments	7,360	16,643
Net purchases, sales and maturities of short-term investments	(60)	(110)
Decrease (increase) in receivable for securities sold	72	(27)
Increase in payable for investments purchased	1,007	-
Purchases of fixed assets	(18)	(15)
Disposals of fixed assets	3	19
Net cash provided by (used in) investing activities	(18,673)	4,368

CASH FLOWS FROM FINANCING ACTIVITIES
Change in restricted cash and cash equivalents	1,900	(125)
Repayments under long-term debt	0	33
Retirement of common shares - share-based compensation	(4)	(9)
Net cash used in financing activities	1,897	(101)
Net decrease in cash	(23,786)	(839)
Cash and cash equivalents
Beginning	44,087	28,044
Ending	$20,301	$27,205

Table 4
CRM Holdings, Ltd.
Premiums by State

	Three months ended
	March 31,
	2010	2009
	(Dollars in thousands)

Gross Written Premiums
California	$21,081	$24,981
New York/New Jersey	6,148	12,798
Other	1,431	2,229
	28,660	40,008

Net Earned Premiums
California	$9,242	$12,712
New York/New Jersey	3,715	7,156
Other	681	1,273
	13,638	21,141

Table 5
CRM Holdings, Ltd.
Insurance Operations Data

	Three months ended
	March 31,
	2010	2009
	(Dollars in thousands)

Net premiums earned	$13,638	$21,142

Current year losses and loss adjustment expenses	12,990	15,908
Prior year losses and loss adjustment expenses	1,468	1,177
Losses and loss adjustment expenses	14,458	17,085

Policy acquisition and other underwriting expenses	7,470	10,771

Underwriting loss	$(8,290)	$(6,714)

Current Year Loss Ratio (1)	95.2%	75.2%
Prior Year Loss Ratio (2)	10.8%	5.6%
Total Loss Ratio (3)	106.0%	80.8%

Expense Ratio (4)	54.8%	50.9%

Combined Ratio (5)	160.8%	131.7%

(1) The current accident year loss ratio is calculated by dividing current accident year losses and loss adjustment expenses by net premiums earned.

(2) The prior accident year loss ratio is calculated by dividing the prior accident year losses and loss adjustment expenses by net premiums earned.

(3) The total loss ratio is calculated by dividing the losses and loss adjustment expenses by net premiums earned.

(4) The expense ratio is calculated by dividing policy acquisition and other underwriting expenses for the period by net primary insurance premiums earned.

(5) The combined ratio is the sum of the loss ratio and the expense ratio.